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                                                                       EXHIBIT 4

     MORGAN STANLEY


                                              MORGAN STANLEY & CO.
                                              INCORPORATED
                                              555 CALIFORNIA STREET
                                              SAN FRANCISCO, CALIFORNIA  94104
                                              (415) 576-2000


                              April 9, 1997


Board of Directors
Microcom, Inc.
500 River Ridge Drive
Norwood, MA  02062-5028

Gentlemen:

We understand that Microcom, Inc. ("Microcom" or the "Company"), Compaq Computer ("Buyer") and Buyer Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of April 9, 1997 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Target for $16.25 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each issued and outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $16.25 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company and the Buyer;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;
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     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v) reviewed the reported prices and trading activity for the Common Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (viii) participated in discussions and negotiations among representatives of the Company and, Buyer and their financial and legal advisors;

     (ix) reviewed the Merger Agreement and certain related documents;

     (x) participated in discussions with certain third parties, including Buyer, who expressed interest in acquiring the Company or certain assets of the Company, which led to the proposed Merger; and

     (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have relied upon, without independent verification, the assessment by the management of the Company of the Company's technologies and products, and the validity of, and risks associated with, the Company's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Buyer and have received fees for the rendering of these services.
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It is understood that this letter is for the information of the Board of
Directors of the Company and may not be used for any other purpose without our prior written consent; except that this opinion may be included in any filing with the Securities and Exchange Commission in connection with the Tender Offer and the Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to whether holders of Common Stock should accept the Tender Offer.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                              Very truly yours,

                              MORGAN STANLEY & CO. INCORPORATED



                              By:   /s/ Charles R. Cory
                                    -------------------
                                    Charles R. Cory
                                    Managing Director